Richard L. Bready, Chairman and CEO
Edward J. Cooney, Vice President and Treasurer
(401) 751-1600

IMMEDIATE

NORTEK ACQUIRES COMMERCIAL HVAC BUSINESS

PROVIDENCE, RI, April 14, 2006—Nortek, Inc. (“Nortek”), a leading international designer, manufacturer and distributor of high-quality branded products for ventilation, HVAC and residential comfort, convenience and entertainment, in a move to expand its commercial HVAC business, today announced that two newly formed subsidiaries of its CES Group, Inc. subsidiary have acquired all of the assets of Huntair, Inc. (“Huntair”) and Cleanpak International, LLC (“Cleanpak”), both located outside of Portland, Oregon.

Huntair and Cleanpak manufacture, market and distribute custom air handlers and related products for commercial and cleanroom applications.

Richard L. Bready, Nortek’s Chairman and Chief Executive Officer, said, “Huntair and Cleanpak complement Nortek’s existing businesses that offer a wide range of custom-designed commercial HVAC systems for the commercial equipment market. The acquisition gives Nortek additional opportunity to grow Nortek’s presence in the custom-designed commercial and cleanroom equipment markets.” Mr. Bready added that he was very pleased that current management of both Huntair and Cleanpak will stay with the businesses after the acquisition.

Nortek* (a wholly owned subsidiary of Nortek Holdings, Inc., which is a wholly owned subsidiary of NTK Holdings, Inc.) is a leading international designer, manufacturer and distributor of high-quality, competitively priced commercial and residential ventilation, HVAC and home technology comfort, convenience and entertainment products. Nortek offers a broad array of products for improving the environments where people live and work. Its products include: range hoods, bath fans, indoor air quality systems, medicine cabinets and central vacuums, heating and air conditioning systems, and home technology offerings, including audio, video, entry and security and other products.

*As used herein, the term “Nortek” refers to Nortek, Inc., together with its subsidiaries, unless the context indicates otherwise. This term is used for convenience only and is not intended as a precise description of any of the separate corporations, each of which manages its own affairs.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on Nortek’s current plans and expectations and involve risks and uncertainties that could cause actual future activities and results of operations to be materially different from those set forth in the forward-looking statements. Important factors impacting such forward-looking statements include the availability and cost of raw materials and purchased components, the level of construction and remodeling activity, changes in general economic conditions, the rate of sales growth and product liability claims. Nortek undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. For further information, please refer to the reports and filings of Nortek with the Securities and Exchange Commission.

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